                                                                    EXHIBIT 99.1


PENWEST TO BE PAID ROYALTIES ON A GENERIC VERSION OF PROCARDIA XL

FOLLOWING MYLAN'S AGREEMENT WITH PFIZER


PATTERSON, NY, MARCH 2, 2000 - Penwest Pharmaceuticals Co. (NASDAQ: PPCO) announced today that, in connection with the supply and distribution agreement between Mylan Pharmaceuticals, Inc. and Pfizer, Inc., Mylan has agreed to pay a royalty to Penwest on net sales of the 30 mg generic version of Procardia XL(R). The royalties will be comparable to those called for in Penwest's original agreement with Mylan for nifedipine XL, which was based on Penwest's TIMERx(R) technology.

This follows the announcement today of Mylan's agreement with Pfizer to market a generic version of all three strengths (30 mg, 60 mg, 90 mg) of Pfizer's Procardia XL and the agreement that Pfizer will drop all pending litigation against Mylan.

Mylan and Penwest developed the first AB-rated generic equivalent to Pfizer's 30 mg dose of Procardia XL. This product was approved by the FDA in December 1999 but had not yet been launched by Mylan due to pending litigation. As a result of this agreement, Mylan, which has retained the marketing rights to nifedipine XL, will launch the generic product for all three strengths.

Tod R. Hamachek, Penwest's Chairman and Chief Executive Officer said, "We are proud of the TIMERx product developed with Mylan which enabled Mylan to receive the first-to-file status and subsequently sign this deal. The marketing of this generic alternative benefits Mylan, Penwest, and most importantly, consumers."

Penwest Pharmaceuticals Co. is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing tabletting ingredients for the pharmaceutical industry, the Company has developed its proprietary TIMERx controlled release drug delivery technology, which is applicable to a broad range of orally administered drugs. The Company is also an established manufacturer and distributor of excipients, the inactive ingredients used in binding, disintegrating and lubricating tabletted pharmaceutical and nutritional products.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," expects," and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include dependence on collaborators, the risk of patent litigation, regulatory risks relating to the drug, actual and potential competition, the timing and outcome of regulatory approval of products and other risks as set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10K, which is on file with the Securities and Exchange Commission and which risk factors are incorporated by reference.